Ensco plc 6 Chesterfield Gardens London, England W1J 5BQ www.enscoplc.com	Press Release

Ensco plc Reports Fourth Quarter and Full-Year 2016 Results

Record Operational and Safety Performance
#1 in Total Customer Satisfaction for Seventh Consecutive Year
Significant Improvements to Capital Structure and Liquidity
Issued $850 Million Aggregate Principal Amount of Convertible Senior Notes
Completed Exchange Offer for $650 Million Aggregate Principal Amount of Senior Notes
London, England, 27 February 2017 … Ensco plc (NYSE: ESV) today reported earnings per share of $0.13 for fourth quarter 2016 compared to a loss of $10.64 per share a year ago. Earnings from discontinued operations were $0.03 per share in fourth quarter 2016 compared to a loss of $0.41 per share in fourth quarter 2015. Earnings per share from continuing operations were $0.10 for fourth quarter 2016 compared to a loss of $10.23 per share a year ago.

Several items in continuing operations influenced these comparisons:

•	$9 million or $0.03 per share gain included in fourth quarter 2016 other income related to a previously announced exchange of debt for equity

•	$7 million or $0.02 per share of discrete tax expense in fourth quarter 2016 tax provision

•	$2.744 billion or $10.97 per share loss on impairment in fourth quarter 2015

•	$17 million or $0.06 per share provision for doubtful accounts that increased contract drilling expense in fourth quarter 2015 related to a customer dispute for ENSCO DS-5

•	$11 million or $0.04 per share of discrete tax benefit in fourth quarter 2015 tax provision

Chief Executive Officer and President Carl Trowell said, “Despite arguably the most challenging market conditions the offshore drilling sector has ever faced, our offshore crews and onshore employees achieved the best operational and safety performance in Ensco's history with operational utilization of 99% and a total recordable incident rate of 0.26 across our fleet during 2016. This strong performance led to top scores for total customer satisfaction in the annual EnergyPoint survey — the seventh consecutive year we have been honored with this distinction — which sets Ensco apart as the offshore driller of choice among customers as we compete for new contracts."
Mr. Trowell added, "We also took several actions to further improve our capital structure and liquidity. Recently, we completed two transactions — an $850 million convertible senior notes offering in December and a debt exchange of $650 million of our nearest-term maturities for cash and new 2024 senior notes in January — that raised $476 million of net proceeds. As a consequence of these transactions and other capital management actions taken during 2016, we have lowered our net debt by $1.9 billion and increased liquidity by $1.0 billion since the end of 2015. Additionally, we have reduced our debt maturities over the next seven years to $1.15 billion from $2.90 billion a year ago, providing us with enhanced capital management flexibility."
Mr. Trowell concluded, "As we navigate through the downturn, we remain focused on what we can control — delivering safe and efficient operations to our customers, proactively managing our capital structure and ensuring that we are well positioned for the eventual market upturn."

Fourth Quarter Results

Continuing Operations
Revenues were $505 million in fourth quarter 2016 compared to $828 million a year ago, primarily due to a decline in reported utilization to 51% from 63% in fourth quarter 2015. The average day rate for the fleet declined to $177,000 in fourth quarter 2016 from $216,000 a year ago.

Contract drilling expense declined to $289 million in fourth quarter 2016 from $415 million a year ago. Excluding a $17 million provision for doubtful accounts in the year-ago period, contract drilling expense declined 27% due to fewer rig operating days and disciplined expense management.

There was no loss on impairment in fourth quarter 2016. Fourth quarter 2015 results included a loss on impairment of $2.744 billion.

Depreciation expense declined to $110 million from $150 million a year ago mostly due to asset impairments recorded in fourth quarter 2015. General and administrative expense declined to $25 million in fourth quarter 2016 from $30 million a year ago, primarily due to reduced compensation costs from staff reductions.

Interest expense in fourth quarter 2016 was $56 million, net of $9 million of interest that was capitalized, compared to interest expense of $57 million in fourth quarter 2015, net of $20 million of interest that was capitalized. Lower interest expense due to debt repurchases was largely offset by reduced capitalized interest and the issuance of convertible notes. As noted above, fourth quarter 2016 other income included a $9 million gain on the exchange of $25 million aggregate principal amount of senior notes for 1.8 million shares, which was partially offset by a loss on foreign currency.

Discontinued Operations
Discontinued operations include one floater and one jackup held for sale, as well as rigs and other assets no longer on the Company’s balance sheet. Net income from discontinued operations was $10 million for fourth quarter 2016 compared to a net loss of $95 million a year ago. Excluding impairments and other discrete tax items, the net loss from discontinued operations was $0.3 million for fourth quarter 2016 compared to net income of $1 million a year ago.

Segment Highlights for Continuing Operations

Floaters
Floater revenues were $303 million in fourth quarter 2016 compared to $490 million a year ago. This year-to-year decline in revenues was mostly due to fewer rig operating days and a decline in the average day rate to $358,000 from $397,000 a year ago. Reported utilization was 44% compared to 57% a year ago. Adjusted for uncontracted rigs and planned downtime, operational utilization was 98% compared to 96% in fourth quarter 2015.

Floater contract drilling expense declined to $151 million in fourth quarter 2016 from $239 million a year ago. Excluding a $17 million provision for doubtful accounts in fourth quarter 2015, contract drilling expense declined 32% as rig operating days declined year-to-year and unit labor and repair and maintenance costs were reduced. Fourth quarter 2015 floater segment results included impairments totaling $1.778 billion.

Jackups
Jackup revenues were $187 million compared to $307 million a year ago, mostly due to fewer rig operating days and a decline in average day rates to $101,000 from $126,000 a year ago. Reported utilization was 54% compared to 66% in fourth quarter 2015. Adjusted for uncontracted rigs and planned downtime, operational utilization in fourth quarter 2016 was 96% compared to 99% a year ago.

Contract drilling expense declined to $127 million from $149 million a year ago. This decline in contract drilling expense was mostly due to fewer rig operating days as well as reduced unit labor and repair and maintenance costs. Fourth quarter 2015 jackup segment results included impairments totaling $966 million.

Other
Other is composed of managed drilling rigs. Revenues declined to $15 million from $31 million in fourth quarter 2015. Contract drilling expense declined to $11 million from $27 million a year ago. The completion of three managed jackup contracts drove these revenue and contract drilling expense declines.

	Fourth Quarter

(in millions of $,	Floaters			Jackups			Other			Reconciling Items		Consolidated Total
except %)	2016	2015	Chg	2016	2015	Chg	2016	2015	Chg	2016	2015	2016	2015	Chg

Revenues	302.8	490.3	(38)%	186.5	307.4	(39)%	15.3	30.6	(50)%	—	—	504.6	828.3	(39)%
Operating expenses
Contract drilling	151.4	239.2	37%	126.8	149.3	15%	10.8	26.7	60%	—	—	289.0	415.2	30%
Loss on impairment	—	1,778.4	—	—	965.6	—	—	—	—	—	—	—	2,744.0	—
Depreciation	73.1	99.3	26%	32.9	45.8	28%	—	—	—	4.2	4.6	110.2	149.7	26%
General and admin.	—	—	—	—	—	—	—	—	—	24.7	30.2	24.7	30.2	18%
Operating income (loss)	78.3	(1,626.6)	nm	26.8	(853.3)	nm	4.5	3.9	15%	(28.9)	(34.8)	80.7	(2,510.8)	nm

Financial Position — 31 December 2016

•	$3.6 billion of contracted revenue backlog excluding bonus opportunities

•	$4.9 billion of liquidity

◦	$2.60 billion of cash and short-term investments
◦$2.25 billion available revolving credit facility

•	$5.3 billion of total debt

Pro Forma Financial Position — 31 December 2016
Following the January 2017 completion of the Company’s debt exchange for $650 million aggregate principal amount of senior notes that were repurchased for $333 million of cash consideration and $332 million aggregate principal amount of new senior notes, the Company’s pro forma balance sheet as of 31 December 2016 reflected:

•	$4.5 billion of liquidity

◦	$2.26 billion of cash and short-term investments
◦$2.25 billion available revolving credit facility

•	No debt maturities until second quarter 2019 and $1.15 billion of debt maturing before 2024

•	$4.9 billion of long-term debt — down from $5.9 billion at 31 December 2015

•	$8.2 billion of Ensco shareholder's equity

•	25% net debt-to-capital ratio (net of $2.3 billion of cash and short-term investments)

Ensco will conduct a conference call at 10:00 a.m. Central Time (4:00 p.m. London time) on Tuesday, 28 February 2017, to discuss fourth quarter 2016 results. The call will be webcast live at www.enscoplc.com. Alternatively, callers may dial 1-855-239-3215 from within the United States and +1-412-542-4130 from outside the U.S. Please ask for the Ensco conference call. It is recommended that participants call 20 minutes before the scheduled start time. Callers may avoid delays by pre-registering to receive a dial-in number and PIN at http://dpregister.com/10082967.

A webcast replay and transcript of the call will be available at www.enscoplc.com. A replay will also be available through 28 March 2017 by dialing 1-877-344-7529 within the United States or +1-412-317-0088 from outside the U.S. (conference ID 10082967).

Ensco plc (NYSE: ESV) brings energy to the world as a global provider of offshore drilling services to the petroleum industry. For more than 29 years, the company has focused on operating safely and going beyond customer expectations. Ensco is ranked first in total customer satisfaction in the latest independent survey by EnergyPoint Research — the seventh consecutive year that Ensco has earned this distinction. Operating one of the newest ultra-deepwater rig fleets and a leading premium jackup fleet, Ensco has a major presence in the most strategic offshore basins across six continents. Ensco plc is an English limited company (England No. 7023598) with its corporate headquarters located at 6 Chesterfield Gardens, London W1J 5BQ. To learn more, visit our website at www.enscoplc.com.

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and similar words and specifically include statements involving expected financial performance, effective tax rate, day rates and backlog, estimated rig availability; rig commitments and contracts; contract duration, status, terms and other contract commitments; letters of intent; scheduled delivery dates for rigs; the timing of delivery, mobilization, contract commencement, relocation or other movement of rigs; our intent to sell or scrap rigs; and general market, business and industry conditions, trends and outlook. Such statements are subject to numerous risks, uncertainties and assumptions that may cause actual results to vary materially from those indicated, including commodity price fluctuations, customer demand, new rig supply, downtime and other risks associated with offshore rig operations, relocations, severe weather or hurricanes; changes in worldwide rig supply and demand, competition and technology; future levels of offshore drilling activity; governmental action, civil unrest and political and economic uncertainties; terrorism, piracy and military action; risks inherent to shipyard rig construction, repair, maintenance or enhancement; possible cancellation, suspension or termination of drilling contracts as a result of mechanical difficulties, performance, customer finances, the decline or the perceived risk of a further decline in oil and/or natural gas prices, or other reasons, including terminations for convenience (without cause); the cancellation of letters of intent or any failure to execute definitive contracts following announcements of letters of intent; the outcome of litigation, legal proceedings, investigations or other claims or contract disputes; governmental regulatory, legislative and permitting requirements affecting drilling operations; our ability to attract and retain skilled personnel on commercially reasonable terms; environmental or other liabilities, risks or losses; debt restrictions that may limit our liquidity and flexibility; and cybersecurity risks and threats. In addition to the numerous factors described above, you should also carefully read and consider “Item 1A. Risk Factors” in Part I and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II of our most recent annual report on Form 10-K, as updated in our subsequent quarterly reports on Form 10-Q, which are available on the SEC’s website at www.sec.gov or on the Investor Relations section of our website at www.enscoplc.com. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements, except as required by law.

Investor & Media Contacts:	Nick Georgas
Director - Investor Relations and Communications
713-430-4607

Tim Richardson
Manager - Investor Relations
713-430-4490

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2016	2015	2016	2015

OPERATING REVENUES	$504.6	$828.3	$2,776.4	$4,063.4

OPERATING EXPENSES
Contract drilling (exclusive of depreciation)	289.0	415.2	1,301.0	1,869.6
Loss on impairment	—	2,744.0	—	2,746.4
Depreciation	110.2	149.7	445.3	572.5
General and administrative	24.7	30.2	100.8	118.4
	423.9	3,339.1	1,847.1	5,306.9

OPERATING INCOME (LOSS)	80.7	(2,510.8)	929.3	(1,243.5)

OTHER INCOME (EXPENSE)
Interest income	5.2	3.1	13.8	9.9
Interest expense, net	(56.3)	(57.4)	(228.8)	(216.3)
Other, net	4.9	7.0	283.2	(21.3)
	(46.2)	(47.3)	68.2	(227.7)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	34.5	(2,558.1)	997.5	(1,471.2)

PROVISION FOR INCOME TAXES	3.9	(182.8)	108.5	(13.9)

INCOME (LOSS) FROM CONTINUING OPERATIONS	30.6	(2,375.3)	889.0	(1,457.3)

INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET	9.9	(95.0)	8.1	(128.6)

NET INCOME (LOSS)	40.5	(2,470.3)	897.1	(1,585.9)

NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(1.5)	(1.5)	(6.9)	(8.9)

NET INCOME (LOSS) ATTRIBUTABLE TO ENSCO	$39.0	$(2,471.8)	$890.2	$(1,594.8)

EARNINGS (LOSS) PER SHARE - BASIC AND DILUTED
Continuing operations	$0.10	$(10.23)	$3.10	$(6.33)
Discontinued operations	0.03	(0.41)	0.03	(0.55)
	$0.13	$(10.64)	$3.13	$(6.88)

NET INCOME (LOSS) ATTRIBUTABLE TO ENSCO SHARES - BASIC AND DILUTED	$38.2	$(2,472.3)	$873.6	$(1,596.8)

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic	300.4	232.5	279.1	232.2
Diluted	300.6	232.5	279.1	232.2

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(Unaudited)

	December 31, 2016	December 31, 2015

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$1,159.7	$121.3
Short-term investments	1,442.6	1,180.0
Accounts receivable, net	361.0	582.0
Other	316.0	401.8
Total current assets	3,279.3	2,285.1

PROPERTY AND EQUIPMENT, NET	10,919.3	11,087.8

OTHER ASSETS, NET	175.9	237.6

	$14,374.5	$13,610.5

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities and other	$522.5	$775.5
Current maturities of long-term debt	331.9	—
Total current liabilities	854.4	775.5

LONG-TERM DEBT	4,942.6	5,868.6

OTHER LIABILITIES	322.5	449.2

TOTAL EQUITY	8,255.0	6,517.2

	$14,374.5	$13,610.5

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	Twelve Months Ended December 31,

	2016	2015

OPERATING ACTIVITIES
Net income (loss)	$897.1	$(1,585.9)
Adjustments to reconcile net income (loss) to net cash provided by operating activities of continuing operations:
Depreciation expense	445.3	572.5
(Gain) loss on debt extinguishment	(287.8)	33.5
Deferred income tax expense (benefit)	28.7	(158.0)
(Income) loss from discontinued operations, net	(8.1)	128.6
Bad debt provision	(5.7)	24.1
Loss on impairment	—	2,746.4
Other	16.1	20.7
Changes in operating assets and liabilities	(8.2)	(84.0)
Net cash provided by operating activities of continuing operations	1,077.4	1,697.9

INVESTING ACTIVITIES
Purchases of short-term investments	(2,474.6)	(1,780.0)
Maturities of short-term investments	2,212.0	1,357.3
Additions to property and equipment	(322.2)	(1,619.5)
Net proceeds from disposition of assets	9.8	1.6
Net cash used in investing activities of continuing operations	(575.0)	(2,040.6)

FINANCING ACTIVITIES
Reduction of long-term borrowings	(863.9)	(1,072.5)
Proceeds from issuance of senior notes	849.5	1,078.7
Proceeds from equity issuance	585.5	—
Debt financing costs	(23.4)	(10.5)
Cash dividends paid	(11.6)	(141.2)
Premium paid on redemption of debt	—	(30.3)
Other	(7.1)	(16.0)
Net cash provided by (used in) financing activities	529.0	(191.8)

DISCONTINUED OPERATIONS
Operating activities	2.1	(10.9)
Investing activities	6.3	2.2
Net cash provided by (used in) discontinued operations	8.4	(8.7)
Effect of exchange rate changes on cash and cash equivalents	(1.4)	(0.3)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,038.4	(543.5)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	121.3	664.8
CASH AND CASH EQUIVALENTS, END OF YEAR	1,159.7	121.3

ENSCO PLC AND SUBSIDIARIES
OPERATING STATISTICS
(Unaudited)

	Fourth Quarter		Third Quarter
	2016	2015	2016

Rig Utilization(1)

Floaters	44%	57%	48%
Jackups	54%	66%	55%

Total	51%	63%	53%

Average Day Rates(2)

Floaters	$358,405	$397,146	$353,187
Jackups	101,252	125,785	109,379

Total	$176,709	$216,372	$183,537

(1)
Rig utilization is derived by dividing the number of days under contract by the number of days in the period. Days under contract equals the total number of days that rigs have earned and recognized day rate revenue, including days associated with early contract terminations, compensated downtime and mobilizations. When revenue is earned but is deferred and amortized over a future period, for example when a rig earns revenue while mobilizing to commence a new contract or while being upgraded in a shipyard, the related days are excluded from days under contract.

For newly-constructed or acquired rigs, the number of days in the period begins upon commencement of drilling operations for rigs with a contract or when the rig becomes available for drilling operations for rigs without a contract.

(2)
Average day rates are derived by dividing contract drilling revenues, adjusted to exclude certain types of non-recurring reimbursable revenues, lump sum revenues and revenues attributable to amortization of drilling contract intangibles, by the aggregate number of contract days, adjusted to exclude contract days associated with certain mobilizations, demobilizations, shipyard contracts and standby contracts.

Non-GAAP Financial Measures (Unaudited)
To supplement Ensco’s condensed consolidated financial statements presented on a GAAP basis, this press release provides investors with net debt, which is a non-GAAP financial measure. Net debt is defined as long-term debt less cash and short-term investments. We review net debt as part of our overall liquidity, financial flexibility, capital structure and leverage, and believe that this measure is useful to investors as part of their assessment of our business. Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

Pro-Forma Financial Data
The table below represents total debt, cash and cash equivalents, short-term investments, net debt, total capital and net debt-to-capital ratio after giving effect to the January 2017 debt exchange described above (in millions, except percentages):

	Pro-Forma 2016(1)(2)	2016
Total debt(1)	$4,941.5	$5,274.5
Cash and cash equivalents(2)	812.6	1,159.7
Short-term investments	1,442.6	1,442.6
Net debt(3)	$2,686.3	$2,672.2
Total capital(1)(4)	$10,923.9	$10,922.8
Net debt-to-capital	24.6%	24.5%

(1)
In January 2017, total debt was reduced by $333.0 million as a result of debt tendered from our 8.5% senior notes due 2019, 6.875% senior notes due 2020 and 4.70% senior notes due 2021 totaling $663.4 million, net of discounts, premiums and issuance costs, partially offset by the issuance of $332.0 million of 8.0% senior notes due 2024 issued net of debt issuance costs of $1.6 million. Total capital was adjusted by the aforementioned amount and the estimated net of tax loss on the January 2017 debt exchange of $13.0 million.

(2)
In January 2017, cash and cash equivalents was reduced by $347.1 million, due to payment of cash consideration of $332.5 million, accrued interest on the tendered debt of $10.0 million and transaction costs of $4.6 million.

(3)	Net debt consists of total debt, net of cash and short-term investments.

(4)	Total capital consists of net debt and Ensco shareholders' equity.